NORTHERN INSTITUTIONAL FUNDS

                                   FORM N-SAR

                               File No. 811-03605

                       Fiscal Year Ended November 30, 2003

EX-99.77Q1(a): Copies of any material amendments to the registrant's charter or by-laws

                          NORTHERN INSTITUTIONAL FUNDS
                          (a Delaware statutory trust)

                             By-Law Amendment No. 1
                              Adopted July 29, 2003

                                    Article V

                                   Committees

                                      * * *

      RESOLVED, that Article V, Section 2 of the By-Laws of Northern Institutional Funds, be, and hereby is, amended and restated as set forth below:

            Section 2. Conduct of Business. Except as the Trustees may otherwise determine, any Committee may make rules for the conduct of its business, but unless otherwise provided by the Trustee or in such rules, its business shall be conducted so far as possible in the same manner as is provided by the Agreement and Declaration of Trust and these By-Laws for the Trustees themselves. Any Committee to which the Trustees delegate any of their powers or duties shall keep records of its meetings and shall report its actions to the Trustees.